EXHIBIT 99.2

To Form 8-K dated October 25, 2012

Seacoast Banking Corporation of Florida

Third Quarter 2012 Earnings Conference Call

October 26, 2012

9:00 AM Eastern Time

Company Participants:

Dennis S. Hudson, Chairman and Chief Executive Officer, Seacoast Banking Corporation of Florida

William R. Hahl, Executive Vice President and Chief Financial Officer, Seacoast Banking Corporation of Florida

H. Russell Holland, Executive Vice President and Chief Lending Officer, Seacoast Banking Corporation of Florida

Other Participants:

Enrique Acedo, Equity Research Associate, Raymond James & Associates, Inc.

David Bishop, Analyst, Stifel Nicholaus & Co., Inc.

Jonathan Elmi, Analyst, Macquarie Capital, Inc.

Jefferson Harralson, Analyst, Keefe, Bruyette & Woods, Inc.

Michael Young, Analyst, SunTrust Robinson Humphrey

Operator: Welcome to the Seacoast Third Quarter 2012 Earnings Conference Call. My name is Sandra and I'll be your operator for today's call. At this time, all participants are in a listen-only mode. Later, we will conduct a question-and-answer session. Please note that this conference is being recorded.

I will now turn the call over to Mr. Dennis Hudson. Mr. Hudson, you may begin.

Dennis S. Hudson III: Thank you very much, and welcome again to our Third Quarter 2012 Conference Call. Before we begin, I'd like to direct your attention to the statement at the end of our press release regarding forward statements. During the call, we'll be discussing issues that constitute forward-looking statements within the meaning of the Securities and Exchange Act. Accordingly, our comments are intended to be covered within the meaning of Section 27A of the Act. With me today is Bill Hahl, our CFO, and Russ Holland, our Chief Lending Officer.

During last quarter's call, I laid out three priorities designed to improve our earnings performance in 2013. These were to pick up the pace in liquidating our remaining problem assets, acceleration of our growth activities and initiatives, and reducing our overall cost structure. I'm pleased to say we made real progress in all three during this quarter. As Bill will report in a few minutes, we saw continued growth in revenues during the quarter as a result of our many growth initiatives, particularly in the area of fees, and this quarter we produced record results in our mortgage banking business. We also continued our reduction in problem assets, and we are projecting further reductions to occur over the next couple of quarters. This results from the actions we took earlier in the year to enable us to move out and liquidate some of our remaining larger problem assets.

But I think the real story this quarter is the rollout of our comprehensive plan to improve profitability in 2013 and beyond. As we stated, this plan has an enormous number of very specific initiatives, which include both revenue enhancements as well as expense reductions. These initiatives are now in place or are in the process of implementation. In this quarter, they began to drive down our operating costs. The plan also includes targets and actions needed to continue to reduce the overhead devoted to managing our shrinking portfolio of problem assets. All totaled, these actions began this quarter to reduce our core operating cost by over $700,000, or around 4%. And our target, as we look forward, is to reduce core operating expense by $4.9 million in 2013 and problem asset costs by at least $2.5 million next year. The overall reduction in total noninterest expenses is targeted to be approximately $7.4 million for 2013. Now these targets are net of investments we project for 2013 in new overhead associated with our growth initiatives. As you just heard, our plan to improve performance in 2013 also includes revenue initiatives. We are targeting further improvement for our retail household growth and retail mortgage production. This will help us offset potential margin contraction as we expect to continue to improve our deposit mix while also driving growth and fee revenues.

As you probably saw, our earnings for the quarter were just over breakeven at $400,000 and after the preferred dividend and accretion, the net loss available to common shareholders was a penny. Special charges related primarily to branch consolidation and severance benefits associated with our profitability improvement plan also added around a million dollars to the expense structure for the quarter. Our household growth continued this quarter. Over the past year, we've seen an overall 6% growth in our total households, which is an amazing number given the environment we're in and a real testament to the work of our team members over the past year. Our household growth is also the result of our successful programs to boost our retail impact and exposure in our markets. We are now continuing to expand these programs into small business and commercial. As a result of our strong household growth and more recently the increased effort around building business households, we saw our core customer funding grow this quarter compared with a year ago by 15%; our noninterest checking grew by an incredible 26%; and the mix continues to improve for the overall deposit portfolio.

Over the past year, we've added material investments in new overhead, mostly associated with small business and commercial household growth. These investments are just now starting to pay off with higher growth in business checking balances and higher levels of commercial loan production. If you take a look at some of the materials we posted on our website, you'll see a couple of new slides that provide a longer view of the growth in retail checking and business checking produced over the past few years. By the way, as you look at that information, you can see that our success is accelerating. Throughout this year, our newer investments have been centered around building commercial business lending production, and we have plans to further expand our production capability throughout the next year. This is a significant component of our revenue build in our plans for 2013.

So to sum it up, we continue to work hard to redeploy and add to resources needed to drive revenue growth. As the local economy continues to heal and the environment provides opportunities to take share from the mega banks, we plan to be there in a big way. Having said that, we also feel it is critical for us to bring our cost structure under control and we have this quarter launched a program to do just that.

But before I go any further, I'm going to turn the call over to Bill who's going to provide a few additional comments about the quarter. Bill.

William R. Hahl: Thanks, Denny, and good morning. As Denny mentioned, we posted some slides for this call on our website and I'll be referring to some of those in my comments. As mentioned, net income for the third quarter totaled nearly $450,000 compared to $2.6 million in the third quarter last year. Revenues, excluding security gains, grew modestly in the third quarter compared to last year's third quarter as a result of improving deposit-related fee income, increased mortgage banking fees, and an increase in average earning assets offset by lower asset yields. The decrease in net income compared to last year is due to the credit costs in the form of loan loss provision and lower net interest income as earning asset yields have declined in response to the Fed's actions to stimulate economic growth.

As Denny indicated, and in our earnings release, about $1.1 million of expenses this quarter are related to organizational changes and branch consolidations. These branches will close in the next quarter or in January 2013. We'll also have some additional costs for the branch consolidations, and we're estimating those to be approximately $1 million. Those will be included in the earnings results in the fourth quarter. In the quarter just ended, adjusting for noncore operating expenses of $1.1 million, pretax pre-provision income was $2.5 million compared to $2.6 million in the third quarter 2011. Since the third quarter last year, 11 new commercial relationship managers were added to increase top line loan and deposit growth, with eight joining us this year and three in the most recent quarter. Over the first nine months, closed commercial loan production was $70 million compared to $50 million for the same period in 2011. In addition, the approved pending closing commercial pipeline totals an additional $45.8 million. While linked-quarter loan growth was down, primarily the result of nonperforming loan resolutions and a few larger loan payoffs, year-over-year loan growth was up by $15 million on total retained loan production of $247 million over the last 12 months. We continue to make progress and are encouraged by the increasing loan production. We believe the investments in revenue growth we have made in our Central and South Florida markets have allowed us to offset the negative effects of increased prepayments and low asset yields and have provided growth in both deposit-related and mortgage banking fees.

Now shifting to look at some slides that we posted on deposits, slides 10 through 13 on our deposit growth, total average deposits are up $4.1 million from a year ago; however, the real story continues to be the favorable shift in the mix towards lower cost accounts, most notably DDA growth of $85 million year-over-year. Lower cost deposits, including NOW and regular savings, have increased $79 million or 9.4% over the last 12 months. The growth in lower cost and no cost accounts throughout the last 12 months has enabled us to manage down our higher cost time deposits and help protect the margin.

Now let's look at the margin on slide four. An improved deposit mix helped us to maintain a stable margin in the third quarter compared to second quarter. The current opportunities for the margin are increased loan growth, continued improvement in the deposit mix, and nonperforming asset resolutions. The margin will continue to remain under pressure from market pressure, such as lower asset yields and increased principal repayments from both the loan book and the investment portfolio.

Turning to slide five, noninterest income, excluding securities gains and losses, increased $973,000 or 20.7% over the third quarter last year. The improvement in noninterest income has resulted from our increased focused on building both retail and commercial households and increasing their average services we provide. Service charges on deposit accounts increased 8.9% linked-quarter and fees from interchange income were up 15.5% compared to third quarter 2011. We have continued to be a leader in our markets in providing residential mortgages for the purchase of single family homes, which allowed us to double mortgage banking revenues year-over-year to $1.2 million for the third quarter 2012.

Now let's turn to slide eight and a review of expenses. Expenses were up $2.5 million in the third quarter compared to last year. As I mentioned earlier, about $1.1 million of the increase is related to cost saves, which will lower our overhead run rate going forward. Core operating expenses were down $727,000 on a linked-quarter basis. I also indicated earlier that we made some investments in our Orlando and South Florida markets and we have future plans to continue these investments as we see great opportunities to capture more share in these deeper markets, which will increase our revenues and earnings. Therefore, salaries and wages were up in the quarter compared to third quarter 2011 as a result of investments in additional relationship managers and mortgage loan originators that have assisted us in building our revenues and loan pipeline. Denny and Russ will discuss this more after my comments on the financial results.

Now switching to slide 14 and a look at our credit trends, we believe that credit cost will continue to trend down and that our overall risk profile has declined significantly over the last 12 months. This is due both to the decline in nonperforming loans and from a change in loan concentrations over the last three years, as larger commercial loans have been collected and replaced with lower balance small business commercial and consumer residential loans. This has allowed the allowance for loan losses to decline to $23.1 million or 1.92% of loans from $25.6 million and 2.35% a year ago. We were very pleased with the efforts of our special asset group and the direction in which they have taken all of our credit metrics. For instance, this quarter, this group negotiated the sale of our largest nonperforming loan, and it was transferred to “held-for-sale”. The proceeds are for more than last quarter's net carrying value, so a $1 million recovery was recorded. In addition, we will receive a recovery of $2.4 million in the fourth quarter from a collateral sale associated with a smaller nonperforming loan that was charged-off in 2009. This is expected to reduce our loan loss provision in the fourth quarter.

With that, that concludes my remarks, and I'll turn the call back to Denny.

Dennis S. Hudson III: Thanks, Bill. If you all take a look at the last two slides in our deck which we posted to our website, I think you'll get a better feel for the work we've been doing to build our production capacity for both residential loans over the past few years and the work we've done this past year and plan to do over the next year to build out our commercial and small business production. If you start by just looking at the residential lending slide on page 16, you can see we've added tremendously to our production team and the results have been tremendous. We’ve built out and we continue to build out our residential team, and we do this in response to what we see as an improved environment across the state for existing home sales. As I've said, results have been tremendous and overall production doubled in 2011, well before some of the impacts of the more recent QE programs, and this year we're on track to post substantial growth over 2011. I guess the point I'm trying to make is that we are seeing that our investments are indeed producing results.

Most recently, if you turn to page 17, you can see we're building and adding to our commercial lending team. We're taking this action in part due to the improving outlook for the state, for the economy in this state, and particularly in some of our metro areas, as well as in response to an unusual rate environment, which I think provides us with significant opportunity to gain market share.

Finally, on another note, I just want to acknowledge another announcement we made yesterday and that was our appointment of Roger Goldman as our new Lead Director. Roger's energy and his tremendous experience, both within our industry and outside our industry, will be very helpful to us as we continue to execute our growth plans in the coming months.

Now I'd like to open the call for questions and we'd all be happy to answer any questions.

Operator: Thank you. We will now begin the question-and-answer session. If you have a question, please press star then one on your touchtone phone. If you wish to be removed from the queue, please press the pound sign or the hash key. There will be a delay before the first question is announced. If you're using a speakerphone, you may need to pick up the handset first before pressing the numbers. Once again, if you have a question, please press star then one on your touchtone phone.

The first question is from Enrique Acedo from Raymond James. Please go ahead.

Enrique Acedo: Hey, good morning, guys.

Dennis S. Hudson III: Good morning.

William R. Hahl: Good morning.

Enrique Acedo: You guys have seen some pretty sensible increase in mortgage banking revenue over the past few quarters. How should I look at mortgage banking revenue going forward? Is 3Q12 a good run rate?

H. Russell Holland III: Yes, I think so. This is Russ Holland. We expect to achieve that and actually grow the business further in '13.

Enrique Acedo: Okay thanks, and just one follow-up. Going back to the expense program you guys just announced, can you give a little bit of color around which expense categories are going to see the overall decline?

Dennis S. Hudson III: It really was across the board. We looked very hard top to bottom throughout the entire organization and we have shifted our efforts away from problems—not to say that we don't have more work to do there, but much less frenetic and very, very organized at this point and moving in for a landing here over the next year and a half or so. It's important for us to readjust all of our investments and readjust our focus going forward from an expense structure standpoint. As a result, you have to look at the entire organization from top to bottom, everywhere from salaries down to miscellaneous expenses, and there's virtually no part of the expense structure that we have left untouched in this process. Some of the more notable things include occupancy and occupancy-related expenses because of some of the branch consolidations that we did, and we also believe some of the salary and wages. You will probably see some initial declines there, but we are expecting to see those numbers come back up as the year progresses and we continue to invest in some of the growth initiatives. So I think overall you just see the core structure chunk down, but we continue to invest for the future.

Enrique Acedo: All right, thanks, guys.

Operator: Once again as a reminder, if you would like to ask a question, please press star then one on your touchtone phone.

And the next question is from David Bishop from Stifel Nicolaus. Please go ahead.

David Bishop: Hey, good morning, Denny.

Dennis S. Hudson III: Morning.

David Bishop: Hey, maybe you can expand on the commercial pipeline in terms of the types of deals you are seeing out there that are reemerging in the marketplace and the competitive landscape for the new loans you're seeing out there.

Dennis S. Hudson III: Sure. Russ.

H. Russell Holland III: It continues to be a lot of refinancing of existing loans from other institutions. At this point, we are still not seeing a tremendous amount of new business, new expansion of businesses or acquisitions, that type of financing; it's simply refinancing. We're starting to see some construction for owner occupied medical facilities, a small amount of that in the metro markets. Other than that, it's refinance. The competition is keen because we're all going after the same creditworthy borrowers, all the banks in our markets, and so it does get to be very competitive over pricing.

David Bishop: Gotcha. Then, Denny, in terms of the revenue enhancements there, any thought of expanding in terms of the non-depository fee income business on the trust side and maybe other –any enhancement thinking there in terms of (inaudible) the efficiency ratio?

Dennis S. Hudson III: You know, good question. When I talked about looking top to bottom, we've done the same thing on the revenue side, and what we tried to do is accelerate some of our plans that we had over the next two years into 2013, because we see the opportunity there to be able to take advantage of that. Some of the early areas that we would continue to see growth in are some of the areas we've seen growth in more recently, but we think also including some of the non-deposit areas, we'll see that emerge. I think that happens later in '13 as we further execute some of our plans that we have, but the initial focus for revenue growth certainly this year and into the early part of next year are in the areas that are really working well and the market's providing an opportunity for growth there.

Also, just a comment on the market: certainly, many banks are reporting nice improvements in residential fees and the like due to the low rate environment and the refinance market. We've tried to focus our efforts on the home purchase components of the market and away from refinance, although we're continuing to do some refinance work on the residential side. We have done that because we think it's a more sustainable model and we want to see that revenue continue throughout '13 as the refi market begins to simmer down and as we work through all the refinances probably in the first half of next year.

The other comment I'd make is on the market. Russ mentioned how that we're really seeing competition, and we certainly are, but we're in an unusual market time here where refinances on the commercial side are really beginning to heat up for everybody's balance sheet. So for us, we think it's important to be out there, be relevant, be in those communities capturing those refis because we're going to need that.

David Bishop: Great. Thank you.

Operator: Once again, if you would like to ask a question, please press star then one on your touchtone phone.

We have Johnathan Elmi from Macquarie. Please go ahead.

Johnathan Elmi: Hey, good morning, guys. Thanks for taking my question.

Dennis S. Hudson III: Good morning.

William R. Hahl: Good morning.

Johnathan Elmi: So just wondering, obviously nice to see the return to profitability on an operating basis. Just curious if you could remind us again of the timeline for potential DTA recapture, some of the core milestones, et cetera.

Dennis S. Hudson III: Well I don't think our position has changed. We need the operating earnings to be higher and that's one reason we're so focused on improving our bottom line performance in 2013. That's clearly the path to DTA recapture. I guess the other big news with respect to DTA recapture is as we approach the end of 2013, we intend to be successful with our bottom line improvement in '13 and, at the end of '13, we move out of a three-year accumulative loss pretty significantly, so I think that's a big change in circumstance that reduces the negative evidence that caused us to book the reserve. So I don't think our timeline has changed vis-à-vis what we've been saying the last couple of quarters, which would be year-end 13 or possibly the first part of '14.

Johnathan Elmi: Okay great. Thanks very much, guys.

Operator: And the next question is from Charles Lott from Lott Family Partners. Please go ahead.

Charles Lott: Hi, Dennis, and Bill. I think the last question just answered mine. I'm just wondering how long, how many years, it would be before you think you could get back to something approaching a normalized after tax return, let's say 10% on capital, something of that nature.

Dennis S. Hudson III: Right.

Charles Lott: I'm just trying to figure, with the many changes that have taken place over the last year or two, I just wonder what your expectations—reasonable, we're not trying to hold you to anything—but just what's a reasonable expectation in terms of your goals? You may have answered that in that last question. I'm not sure, but thank you.

Dennis S. Hudson III: Thank you, Charlie. Great to hear you. I would say we haven't really made any statements in and around exactly when we get there in terms of say a target of a double digit return on equity and the like. Our focus has been to get through the credit issues, but while we do that, continue to build the franchise in response to opportunities we see here that have required us to make investments. We think that all really starts to come together in 2013. That is our plan. That's our goal. And as we achieve our goals in '13, as we get to the end of the year in '13, I think we begin to post ever better bottom line earnings performance and begin to hit some of the numbers that have the potential for hitting those numbers that you just said towards the end of the year.

Charles Lott: Okay. How's that hurricane affecting you down there? I won't be down there until next week.

Dennis S. Hudson III: Yeah, it's very windy and blustery and kind of nasty out, so don't come down until we move this back up to the Northeast.

Charles Lott: Yeah, okay. Well thank you. Hope all is well.

Dennis S. Hudson III: Great.

Operator: Thank you. The next question is from Jefferson Harralson from KBW. Please go ahead.

Jefferson Harralson: Thank you. My question is similar to the last one. If you think about where you are right now from a revenue standpoint, the things you're doing are seeming to show up and the things you're doing from an expense standpoint, what kind of ROA do you think you can get to with this. If this is the …With a reasonable revenue stream growth going forward, is that what you need to really grow this bank to be able to get a one ROA? Or is it something that where as credit costs themselves come out that we're in that seven or eight basis point ROA, and then maybe it's a deal or just growth from there that can get us to one? How do you think about— not the timing so much as the last question, but just the path—what needs to happen to get to a normalized profitability?

Dennis S. Hudson III: Yeah, that's a good question, and I'm tempted to answer and say “you're right”; but that's a good question, Jefferson. I would just say that we stopped short of providing guidance on things, but just to give you some general thoughts on the path and how we get there. Number one, the extraordinary credit costs have to go down. The extraordinary costs need to come out, and we think as we get to the end of the next year, if not sooner, a big chunk of that is pretty well behind us and we're now down to just ordinary credit costs for expected future losses. A big component to that story is - - are some of the comments that Bill made. We've transformed the entire portfolio. Not only have we reduced the level of classifieds—classifieds this quarter are down again under around 46%, something like that, of capital in the reserve—and we see that coming down further in the next quarter and in the first quarter based on our final workout plans for some of the 15 largest remaining credits, which are much smaller than they were a year ago and tremendously smaller than they were three years ago. So that has to happen. The question is: When does that happen? We're trying to make that happen in 2013. We want it gone and down to much lower numbers in '13.

Number two, the franchise was preserved through the last several years, and for sure in the last couple of years, the franchise began growing. So we think a big component of that path as you say, a road map to acceptable levels of results for shareholders, needs to be mapped out over the balance of 2013. We think we get there by building on the success we’ve had with revenue growth and we’ll begin to see modest balance sheet growth begin to emerge during 2013 as we get the franchise back into a growth mode.

Then the final thing, of course, is the expense structure and what we've mapped out and talked about today is very helpful for us in 2013. I don't know that we're finished though, and we'll continue to look at the expense structure as we get into 2013. I will tell you, if we hit our goals right, we could see our core expense structure as we get to the end of '13 go down to the low 3.25/3.3% of assets or lower and we begin to get there. So I think the story that we would like to be able to tell in '13 is that we've turned the corner from a profitability standpoint and really are beginning to build the bottom line. Hopefully we'll be sitting here at the end of the year in '13 with some results that people can say are finally moving towards the acceptable column from an investment standpoint.

Jefferson Harralson: Thanks for that.

Dennis S. Hudson III: I've tried very hard to avoid getting specific guidance. We're just not far enough out of the woods yet to be able to do that.

Jefferson Harralson: That's very helpful just to understand how you think about it.

Dennis S. Hudson III: Yes.

Jefferson Harralson: My follow-up is a lot more short-term in nature. I've covered you guys for a long time and there's typically a lot of seasonality between the third to the fourth quarter and the first. While you guys have had what is typically a seasonally weak quarter, I believe you guys had some nice pickups in different types of revenue items. Do you think the seasonality is a little bit less than it used to be; or do you think that Q4, from a seasonal standpoint, should still be a pickup from Q3?

Dennis S. Hudson II: You know there's no question about it. We had a very, very strong summer quarter, if you will, and you're right on target. We’ve moved the numbers in a pretty remarkable way given the typical seasonal weakness that we see this quarter. So, yes, we're planning on… Bill…

William R. Hahl: Yes. Jefferson, I think that all the growth initiatives that we've been working on since really 2008 for mortgage banking and the retail deposits, and then more recently in '10 for commercial, all of that masked the regular seasonal slowdown that we typically would see in our third quarter. We are expecting better results in the fourth quarter and first quarter in terms of both the size of the balance sheet and, I would say, revenue growth.

Dennis S. Hudson II: And I'll just say, we raised a lot of capital back during the crisis period. It was very costly for shareholders, existing shareholders at the time, and we didn't do that to just get through. We did that to position the bank for growth and revenue growth as we get through this thing and that's what we've been doing. It takes some guts to be able to continue to invest in those growth initiatives while your expenses are going higher and higher related to the cleanup work and the problems that we were dealing with and the like. I think the payoff begins to really emerge in '13 and beyond. There's no better example of that than the work we're doing, the investments we've made to be in the residential mortgage market today. We saw that coming three years ago, began gearing up for it, and today it's starting to pay off. It took tremendous investment at a time when others could have criticized us for making those investments. But that's what it takes to grow a business and really get the balance sheet back in shape, so we appreciate your thoughts and thanks.

Jefferson Harralson: Well thank you, guys. I appreciate it.

Operator: The next question is from Mac Hodgson from SunTrust Robinson. Please go ahead.

Michael Young: Hello, guys. This is actually Michael Young in for Mac. Bill, I was just curious if you could provide a little bit of color around your accruing TDRs and what those might look like after yearend with the accounting guidance.

William R. Hahl: Well, you've seen a nice decline in our accruing TDRs and we expect that to continue to come down. I'm not aware of anything that's happening that's going to change.

Dennis S. Hudson II: Well I think you're point is that: Are we going to see a big decline at yearend?

Michael Young: Right.

William R. Hahl: Right.

Dennis S. Hudson III: And we're probably not going to see a big jump down at yearend.

William R. Hahl: No.

Dennis S. Hudson III: It's going to be a slower decline as we go out and that's a function of the way they've been structured and our view of the accounting treatment as we go forward.

And in terms of… Russ, any comments on the complexion of CTDRs particularly?

H. Russell Holland III: I don't think… No.

Dennis S. Hudson II: Thanks.

Michael Young: Okay, thank you.

Operator: Thank you. Once again, if you would like to ask a question, please press star then one on your touchtone phone. And at this time, we have no further questions.

Dennis S. Hudson III: Thank you very much for attending, and we look forward to talking with you again next quarter.

Operator: Thank you, ladies and gentlemen. This concludes today’s conference. Than you for participating. You may now disconnect.

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